N E W S   R E L E A S E

URS Corporation                                 For Immediate Release
                                                For Further Information Contact:

100 California Street, Suite 500                   Morgen-Walke Assoc., Inc.
San Francisco, California 94111-4529               Douglas Sherk/Chris Danne
Telephone:(415) 774-2700                           & Todd Friedman
Fascimile:(415) 398-1905                           (415) 296-7383


November 17, 1997                                  URS Corporation
                                                   Kent P. Ainsworth
                                                   Executive Vice President
                                                   & Chief Financial Officer
                                                   (415) 774-2700


            URS CORPORATION COMPLETES ACQUISITION OF WOODWARD-CLYDE

     Combination Creates the Nation's Fifth Largest Engineering Design Firm


     SAN FRANCISCO, CA / November 17, 1997 -- URS Corporation (NYSE: URS) today announced that it has completed its acquisition of privately-held Woodward-Clyde Group, Inc. The acquisition creates the nation's fifth largest engineering/architectural design firm, with revenues approximating $800 million.

     "The addition of Woodward-Clyde moves URS into the top tier of international engineering design firms," stated Martin M. Koffel, URS Chairman and Chief Executive Officer. "With 6,000 employees in more than 150 offices worldwide, URS ranks as one of the largest and most technically diverse firms in our industry. Woodward-Clyde's expertise in environmental consulting and geotechnical engineering complements URS' services in the infrastructure market, particularly in the transportation, facilities and environmental/hazardous waste management sectors."

     Mr. Koffel added, "The acquisition not only expands our technical capabilities worldwide, but it balances our revenue mix between private and public sector clients to create a more diverse revenue stream. In addition, the complementary capabilities and geographic presence of the two organizations provide the resources to pursue larger and more complex contracts."

     The acquisition was completed through the issuance of approximately 4,045,000 shares of URS common stock and $35 million in cash. To finance the cash portion of the acquisition and provide for increased working capital requirements, URS increased its credit facility with Wells Fargo Bank, N.A. from $70 million to $150 million.

     Headquarters in San Francisco, URS offers a broad range of planning, design and program and construction management services through its two operating divisions, URS Greiner and Woodward-Clyde. The Company has more than 150 offices in 18 countries, including offices in Europe and the Asia/Pacific region. The Company provides services for infrastructure projects involving air and surface transportation systems; institutional, industrial and commercial facilities; and pollution control, water resources and hazardous waste management programs. The Company serves local, state and federal government agencies as well as private clients in the chemical, manufacturing, pharmaceutical, forest product, mining, water supply, commercial development, telecommunications and utilities industries.

     This press release contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here. Factors that might cause such a difference include, but are not limited to, those discussed in the Company's Form 10-K for the fiscal year ended October 31, 1996, the Company's Form 10-Q for the third quarter ended July 31, 1997 and the Company's Registration Statement on Form S-4 (File No. 33-37531), filed with the Securities and Exchange Commission.


                                      ###